Exhibit 10.1

CENTURY CASINOS, INC.

2016 EQUITY INCENTIVE PLAN

Stock Unit Agreement

Century Casinos, Inc., a Delaware corporation (the “Company”), pursuant to the Century Casinos, Inc. 2016 Equity Incentive Plan (as it may be amended from time to time, the “Plan”), hereby grants to you, the Participant named below, a Stock Unit Award on the terms shown in the table below. The terms and conditions of this Stock Unit Award (this “Award”) are set forth in this Stock Unit Agreement, consisting of this cover page and the Terms and Conditions on the following pages (the “Agreement”), and in the Plan document which is attached. All capitalized terms used and not otherwise defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan (as it may be amended from time to time) unless the context clearly indicates otherwise.

Name of Participant:
Number of Stock Units:	Grant Date:
Vesting Schedule:

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award and that you have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan. In the event that there are any inconsistencies between the terms of the Plan and the terms of this Award, the terms of the Plan shall control.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

PARTICIPANT:CENTURY CASINOS, INC.

By:

Title:

Century Casinos, Inc.

2016 Equity Incentive Plan

Stock Unit Agreement

Terms and Conditions

1.Vesting and Forfeiture.

(a)The Company hereby grants to Participant on the Grant Date that number of Stock Units (“Units”) equal to the “Number of Stock Units” specified in the table above.  Subject to Sections 1(b), each Unit will vest as to the portion of Units and on the date specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end.

(b)Vesting of the Units will be fully accelerated (i) upon the termination of your Service due to death or Disability, (ii) on the date a Change in Control occurs, so long as you have continuously provided Service to the Company between the Grant Date and the date of such Change in Control, and (iii) at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

(c)Except as otherwise expressly provided in this Agreement or the Plan, if you cease to continue providing Service to the Company or any Affiliate, then this Agreement shall terminate and all Units subject to this Agreement that have not yet vested shall be forfeited by the Participant.

(d)Each Unit that vests will entitle the Participant to receive one Share and a cash payment equal to any dividend declared and paid during the period between the Grant Date and the date the Unit is settled.

2.Nature of Units.  Except as provided for in this Agreement, the Units granted pursuant to this Award are bookkeeping entries only and do not provide the Participant with any dividend, voting or other rights of a shareholder of the Company.  The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.

3.Settlement of Units.   As soon as practicable after any date on which Units vest, but no later than March 15 of the year following the calendar year in which the vesting date occurs, the Company shall (a) cause to be issued to the Participant (or his or her beneficiary or personal representative) one Share in payment and settlement of each vested Unit, and (b) a cash payment equal to the amount of any dividends declared and paid during the period between the Grant Date and the settlement date multiplied by the number of Units.  The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

4.Transfer of Units.  You may not assign or transfer the Units other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer.

5.Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

6.Governing Plan Document. This Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

7.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

8.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

9. Code Section 409A. Neither the Units nor this Agreement are intended to provide for any deferral of compensation subject to Section 409A of the Code. Nevertheless, to the extent that the Committee determines that any Units may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom, or take any other actions as it deems necessary or appropriate to (a) exempt the Units from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Units, or (b) comply with the requirements of Section 409A of the Code.  To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.